Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

PLEASANTON, Calif., December 4, 2014 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2014.

•	Fourth quarter revenue increased 14% year-over-year to $468.0 million. Fiscal 2014 revenue increased 8% to $1,717.8 million.

•	Fourth quarter GAAP earnings per share (EPS) $0.63, down 52 cents or 45% from last year’s fourth quarter. Fiscal 2014 GAAP EPS $5.51, down 8% from fiscal 2013.

•	Fourth quarter non-GAAP EPS $1.95, up 35 cents or 22% from last year’s fourth quarter. Fiscal 2014 non-GAAP EPS $7.29, up 14% from fiscal 2013. See “Reconciliation of Non-GAAP Results to GAAP Results” below.

•	Fourth quarter free cash flow $108.0 million. Fiscal 2014 free cash flow $235.9 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report record revenue this year at both our business units and record non-GAAP EPS. We accomplished this through continued market share gains across all geographies and the acquisition of Sauflon Pharmaceuticals. Our business fundamentals remain strong and we expect fiscal 2015 to be a year of strong operational performance.”

Fourth Quarter GAAP Operating Highlights

•	Revenue $468.0 million, up 14% from last year’s fourth quarter, up 7% pro forma (constant currency including Sauflon in both periods and excluding Aime).

•	Gross margin 60% compared with 64% in last year’s fourth quarter. Gross margin was negatively impacted primarily by integration related expenses. Excluding these expenses, gross margin was 63% vs. 64% last year.

•	Operating margin 8% compared with 15% in last year’s fourth quarter. The decrease was the result of integration related expenses and the related increase in amortization. Excluding these costs, operating margin would have been 23% vs. 22% last year.

•	Depreciation $28.6 million, up 19% from last year’s fourth quarter. Amortization $14.0 million, up 82% from last year’s fourth quarter due to the Sauflon acquisition.

•	Total debt increased $1,034.4 million from July 31, 2014, to $1,382.4 million, due primarily to the acquisition of Sauflon, offset by operational cash flow generation. Interest expense $3.3 million compared with $1.9 million in last year’s fourth quarter.

•	Cash provided by operations $152.1 million, capital expenditures $60.1 million, and excluding acquisition costs of $16.0 million resulted in free cash flow of $108.0 million.

Fourth Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $385.4 million, up 18% from last year’s fourth quarter, up 9% pro forma.

•	Revenue by category:

	(In millions) 4Q14	% of CVI Revenue 4Q14	% chg y/y	Pro forma* % chg y/y
Toric	$110.9	29%	13%	12%
Multifocal	40.1	10%	26%	20%
Single-use sphere	93.6	24%	32%	11%
Non single-use sphere, other	140.8	37%	12%	2%

Total	$385.4	100%	18%	9%

•	Revenue by geography:

	(In millions) 4Q14	% of CVI Revenue 4Q14	% chg y/y	Pro forma* % chg y/y
Americas	$152.9	40%	8%	5%
EMEA	163.0	42%	43%	13%
Asia Pacific	69.5	18%	-2%	7%

Total	$385.4	100%	18%	9%

*	Constant currency including Sauflon in both periods (unaudited for fiscal 4Q13) and excluding Aime.

•	Gross margin 59% compared with 64% in last year’s fourth quarter. Gross margin was negatively impacted primarily by Sauflon integration related expenses. Excluding these expenses, gross margin was 63% vs. 64% last year.

Fourth Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $82.6 million, down 3% from last year’s fourth quarter, down 1% in constant currency.

•	Revenue by category:

	(In millions) 4Q14	% of CSI Revenue 4Q14	% chg y/y	Constant Currency % chg y/y
Office and surgical procedures	$55.0	67%	-1%	-1%
Fertility	27.6	33%	-5%	-1%

Total	$82.6	100%	-3%	-1%

•	Gross margin 64% compared with 64% in last year’s fourth quarter. Excluding restructuring charges associated with the fertility business, gross margin was 65% vs. 64% last year.

Fiscal Year 2014 GAAP Operating Highlights

•	Revenue $1,717.8 million, up 8% from fiscal 2013, up 8% pro forma.

•	CVI revenue $1,392.6 million, up 10% from fiscal 2013, up 10% pro forma, and CSI revenue $325.1 million, up 2% from fiscal 2013, 2% in constant currency.

•	Gross margin 64% compared with 65% in fiscal 2013. Non-GAAP 65% compared with 65% in fiscal 2013.

•	Operating margin 18% compared with 19% in fiscal 2013. Non-GAAP 24% from 23% in fiscal 2013.

•	Depreciation and amortization expense $138.2 million.

•	Interest expense $8.0 million compared with $9.2 million in fiscal 2013.

•	Cash provided by operations $454.8 million, capital expenditures $238.1 million and excluding acquisition costs of $17.8 million and insurance recovery of $1.4 million resulted in free cash flow of $235.9 million.

Other

•	Sauflon non-GAAP historical financial information available at http://investor.coopercos.com/events.cfm.

•	As previously announced on August 6, 2014, Cooper completed the acquisition of Sauflon Pharmaceuticals Ltd, a European manufacturer and distributor of soft contact lenses and solutions, for approximately $1.1 billion.

•	As previously announced on August 6, 2014, Cooper closed a $700 million 3-year Senior Unsecured Term Loan which matures August 4, 2017.

•	As previously announced on October 8, 2014, CooperSurgical completed the acquisition of EndoSee Corporation, a developer of an office-based disposable hysteroscopy system, for approximately $44 million.

•	During October 2014, the company repurchased $25.8 million of common stock under the existing share repurchase program for an average share price of $146.64. The program has $185.7 million of remaining availability and no expiration date.

Fiscal Year 2015 Guidance

The Company updated its fiscal year 2015 guidance. Guidance assumes constant currency as of December 3, 2014, and is summarized as follows:

	FY15 Guidance Old	FY15 Guidance New*
Revenues (In millions)
Total	$2,000 - $2,060	$1,900 - $1,960
CVI	$1,675 - $1,715	$1,575 - $1,620
CSI	$325 - $345	$325 - $340
EPS
Non-GAAP	$8.20 - $8.60	$7.30 - $7.70

*	Guidance reduced solely to reflect moves in currency from September 4, 2014 (date of last guidance), offset by a slight increase reflecting operational improvements.

Reconciliation of Non-GAAP Results to GAAP Results

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures indicated in the tables below that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisitions and the related integration activities, divestitures, severance and related restructuring costs, and proceeds related to a business interruption claim. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods however, the amounts are affected by the timing and size of our acquisitions.

•	Acquisition related and integration expenses; and restructuring expenses: We have excluded the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel related costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs. We believe it is useful for investors to understand the effects of these items on our consolidated operating results.

•	Divestiture of Aime: On October 31, 2013, we divested Aime, our rigid gas-permeable contact lens and solutions business in Japan, consistent with our strategy to focus on our core soft contact lens business. We believe it is useful to investors to understand the effect of this divestiture on our consolidated operating results.

•	Proceeds related to a business interruption claim: We received several insurance payments over two fiscal years related to an incident in a manufacturing building on October 28, 2011. We believe it is useful to investors to understand the effect of these payments on our consolidated operating results.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report revenue growth excluding the October 31, 2013 divestiture of Aime, we excluded $6.6 million and $25.8 million of net sales in our fiscal fourth quarter of 2013 and fiscal year 2013, respectively. To report pro forma revenue growth including Sauflon, we included $41.4 million and $158.6 million of net sales in our fiscal fourth quarter of 2013 and fiscal year 2013, respectively, for periods when we did not own Sauflon.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,
	2014 GAAP	Adjustment		2014 Non-GAAP	2013 GAAP	Adjustment		2013 Non-GAAP
Net sales	$467,997	$—		$467,997	$411,852	$—		$411,852
Cost of sales	188,445	(16,097)	A	172,348	147,994	—		147,994

Gross profit	279,552			295,649	263,858			263,858
Selling, general and administrative expense	208,021	(38,828)	B	169,193	157,247	—		157,247
Research and development expense	18,181	(648)	C	17,533	15,819	—		15,819
Amortization of intangibles	13,976	(13,976)	D	—	7,687	(7,687)	D	—
Loss on divestiture of Aime	—	—		—	21,062	(21,062)	G	—

Operating income	39,374			108,923	62,043			90,792
Interest expense	3,251	—		3,251	1,900	—		1,900
Other expense (income), net	1,248	(1,067)	E	181	(949)	—		(949)

Income before income taxes	34,875			105,491	61,092			89,841
Provision for income taxes	3,618	5,533	F	9,151	3,779	6,504	F	10,283

Net income	31,257			96,340	57,313			79,558
Income (loss) attributable to noncontrolling interests	470	75	D	545	(83)	85	D	2

Net income attributable to Cooper stockholders	$30,787			$95,795	$57,396			$79,556

Diluted earnings per share attributable to Cooper stockholders	$0.63	$1.32		$1.95	$1.15	$0.45		$1.60

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,126			49,126	49,723			49,723

A	Our GAAP cost of sales includes a $16.1 million of charges primarily for product rationalization arising from the acquisition of Sauflon. The charge for product rationalization is based on our review of products, materials and manufacturing processes of Sauflon.
B	Our GAAP selling, general and administrative expense (SGA) includes $38.8 million in costs for CooperVision’s acquisition of Sauflon and the related integration and restructuring activities, severance costs in our CooperSurgical fertility business along with other acquisition costs as presented in the table below.

(In thousands)	CooperVision	CooperSurgical	Headquarters	Total
Restructuring and related costs	$19,727	$236	$—	$19,963
Acquisition and integration costs	17,404	599	862	18,865

	$37,131	$835	$862	$38,828

C	Our GAAP research and development expense includes $0.6 million of severance costs related to integration and restructuring activities.
D	We estimate amortization expense for existing other intangible assets, including those related to the recently acquired Sauflon, will be $52.2 million for FY 2015 with $13.7 million in our fiscal first quarter and about $12.8 million in each of our fiscal second, third and fourth quarters. The adjustment to exclude amortization expense results in an adjustment to increase income attributable to noncontrolling interests.
E	This amount represents the loss on foreign exchange forward contracts that relate to the acquisition of Sauflon.
F	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.
G	This amount represents the loss on the divestiture of Aime recorded in our fiscal fourth quarter of 2013.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Year Ended October 31,
	2014 GAAP	Adjustment		2014 Non-GAAP	2013 GAAP	Adjustment		2013 Non-GAAP
Net sales	$1,717,776	$—		$1,717,776	$1,587,725	$—		$1,587,725
Cost of sales	626,206	(16,524)	A	609,682	560,917	—		560,917

Gross profit	1,091,570			1,108,094	1,026,808	—		1,026,808
Selling, general and administrative expense	683,115	(44,524)	B	638,591	610,735	(626)	B	610,109
Research and development expense	66,259	(649)	C	65,610	58,827	—		58,827
Amortization of intangibles	35,710	(35,710)	D	—	30,239	(30,239)	D	—
Loss on divestiture of Aime	—	—		—	21,062	(21,062)	G	—

Operating income	306,486			403,893	305,945			357,872
Interest expense	7,965	—		7,965	9,168	—		9,168
Gain on insurance proceeds	—	—		—	14,084	(14,084)	H	—
Other expense (income), net	1,987	(1,067)	E	920	(1,410)	—		(1,410)

Income before income taxes	296,534			395,008	312,271			350,114
Provision for income taxes	24,705	11,043	F	35,748	15,365	15,299	F	30,664

Net income	271,829			359,260	296,906			319,450
Income attributable to noncontrolling interests	1,973	282	D	2,255	755	323	D	1,078

Net income attributable to Cooper stockholders	$269,856			$357,005	$296,151			$318,372

Diluted earnings per share attributable to Cooper stockholders	$5.51	$1.78		$7.29	$5.96	$0.45		$6.41

Number of shares used to compute earnings per share attributable to Cooper stockholders	48,960			48,960	49,685			49,685

A	Our GAAP cost of sales includes a $16.5 million of charges primarily for product rationalization arising from the acquisition of Sauflon. The charge for product rationalization is based on our review of products, materials and manufacturing processes of Sauflon.
B	Our GAAP selling, general and administrative expense (SGA) includes $44.5 million in costs for CooperVision’s acquisition of Sauflon and the related integration and restructuring activities, severance costs in our CooperSurgical fertility business along with other acquisition costs as presented in the table below.

(In thousands)	CooperVision	CooperSurgical	Headquarters	Total
Restructuring and related costs	$19,727	$430	$—	$20,157
Acquisition and integration costs	22,609	896	862	24,367

	$42,336	$1,326	$862	$44,524

In fiscal 2013, our GAAP SGA included $0.6 million of costs related to the acquisition of Origio.

C	Our GAAP research and development expense includes $0.6 million of severance costs related to integration and restructuring activities.
D	We estimate amortization expense for our existing other intangible assets, including those related to the recently acquired Sauflon, will be $52.2 million for FY 2015 with $13.7 million in our fiscal first quarter and about $12.8 million in each of our fiscal second, third and fourth quarters. The adjustment to exclude amortization expense results in an adjustment to increase income attributable to noncontrolling interests.
E	This amount represents the loss on foreign exchange forward contracts that relate to the acquisition of Sauflon.
F	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.
G	This amount represents the loss on the divestiture of Aime recorded in our fiscal fourth quarter of 2013.
H	In fiscal 2013, our GAAP results included $14.1 million in business interruption insurance proceeds.

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2014 financial results and current corporate developments. The dial-in number in the United States is 1-877-415-3183 and outside the United States is +1-857-244-7326. The passcode is “Cooper”. There will be a replay available approximately two hours after the call ends until Thursday, December 11, 2014. The replay number in the United States is 1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 80168074. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 9,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2014 Guidance and all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of the yen, pound and euro that would decrease our revenues and earnings; acquisition- related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, including the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, warning letters, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers, and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; changes in tax laws or their interpretation and changes in statutory tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$25,222	$77,393
Trade receivables, net	276,280	229,537
Inventories	381,474	338,917
Deferred tax assets	40,224	41,179
Other current assets	68,417	60,215

Total current assets	791,617	747,241

Property, plant and equipment, net	937,325	739,867
Goodwill	2,220,921	1,387,611
Other intangibles, net	453,605	198,769
Deferred tax assets	15,732	16,279
Other assets	39,140	47,494

	$4,458,340	$3,137,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$101,518	$42,987
Other current liabilities	340,664	278,266

Total current liabilities	442,182	321,253

Long-term debt	1,280,833	301,670
Deferred tax liabilities	69,525	24,883
Other liabilities	77,360	65,961

Total liabilities	1,869,900	713,767

Total Cooper stockholders’ equity	2,569,878	2,404,535
Noncontrolling interests	18,562	18,959

Stockholders’ equity	2,588,440	2,423,494

	$4,458,340	$3,137,261

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2014	2013	2014	2013
Net sales	$467,997	$411,852	$1,717,776	$1,587,725
Cost of sales	188,445	147,994	626,206	560,917

Gross profit	279,552	263,858	1,091,570	1,026,808
Selling, general and administrative expense	208,021	157,247	683,115	610,735
Research and development expense	18,181	15,819	66,259	58,827
Amortization of intangibles	13,976	7,687	35,710	30,239
Loss on divestiture of Aime	—	21,062	—	21,062

Operating income	39,374	62,043	306,486	305,945
Interest expense	3,251	1,900	7,965	9,168
Gain on insurance proceeds	—	—	—	14,084
Other expense (income), net	1,248	(949)	1,987	(1,410)

Income before income taxes	34,875	61,092	296,534	312,271
Provision for income taxes	3,618	3,779	24,705	15,365

Net income	31,257	57,313	271,829	296,906
Income (loss) attributable to noncontrolling interests	470	(83)	1,973	755

Net income attributable to Cooper stockholders	$30,787	$57,396	$269,856	$296,151

Diluted earnings per share attributable to Cooper stockholders	$0.63	$1.15	$5.51	$5.96

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,126	49,723	48,960	49,685

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q14			Trailing Twelve Months 2014
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$820	6%	12%	$3,120	9%	16%
Other	1,085	0%	6%	4,330	2%	6%

WW Soft Contact Lenses	$1,905	2%	8%	$7,450	5%	9%

Sales by Geography
Americas	$765	2%	7%	$3,005	5%	6%
EMEA	570	4%	7%	2,200	4%	10%
Asia Pacific	570	2%	11%	2,245	6%	13%

WW Soft Contact Lenses	$1,905	2%	8%	$7,450	5%	9%

Source: Management estimates and independent market research

COO-E

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